NEWS RELEASE
FOR RELEASE ON OR AFTER: July 29, 2008
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL BELOIT REPORTS RECORD SALES AND EARNINGS FOR THE SECOND QUARTER OF 2008

July 29, 2008 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the second quarter ended June 28, 2008.  Record quarterly performance was driven by strong market demand for generators, industrial motors and high efficiency motors coupled with strong operational execution and productivity improvements. Performance was achieved in spite of continued weakness in the residential HVAC market and unprecedented inflation in raw material costs.

Net sales increased 31.9% to $606.3 million from $459.8 million in the second quarter of 2007.  Included in reported sales are $131.8 million of sales from the four acquisitions completed late in 2007 and the Hwada acquisition completed during the second quarter of 2008. Electrical segment sales increased 36.3%, including the impact of the acquisitions.  Exclusive of the recently acquired businesses, global generator sales increased 40.2% and commercial and industrial motors sales in North America increased 4.6%, offsetting a 3.6% decline in residential HVAC motor sales.  Mechanical segment sales increased 0.6% from the prior year period.  Sales of high efficiency-energy saving products increased 9.2% to 12.9% of sales. Sales outside of the United States were 27.0% of total sales for the quarter, up from 22.8% in the year ago period.

The gross profit margin for the second quarter of 2008 was 21.6% as compared to the 22.6% reported in the second quarter of 2007. The decline in gross margin was primarily attributed to the acquired businesses which currently have a lower average gross margin of 17.7%.  In addition, the legacy businesses were negatively impacted by raw material and other inflation.  Net of the impact of product price increases, these cost increases totaled $8.5 million, which is within the Company’s previously announced guidance of $7.0 to $9.0 million. This difference was largely offset by the impact of productivity and Lean Six Sigma project results.  Income from operations was $67.5 million or 11.1% of sales as compared to $60.1 million or 13.1% of sales reported for the second quarter of 2007. Income from operations for the second quarter of 2008 for the four businesses acquired in 2007 was 9.7% of net sales.  Hwada results for the two months included in the quarterly results were essentially neutral to earnings as a result of inventory related and other purchase accounting impacts.  Net income in the second quarter of 2008 was $38.1 million as compared to $36.3 million reported in the second quarter of 2007.  Diluted earnings per share increased 7.5% to $1.14 as compared to $1.06 for the second quarter of 2007.

Regal Beloit Corporation
News Release

Cash flow from operations was strong at $81.4 million, reflecting, in part, the continued emphasis on working capital management.  Productivity and new product oriented capital spending was $14.5 million for the quarter as compared to $5.7 million for the comparative period in 2007. During the quarter, the Company closed a $165.0 million five-year term loan with a syndicate of banks.  The proceeds from the term loan were used to pay off outstanding loans under the Company’s revolving credit facility. At June 28, 2008, the Company had unused capacity of approximately $500.0 million under its revolving credit facility.

“We are quite pleased to once again report record results for the second quarter.  We attribute our strong performance to our focus on innovation, diversifying our end markets, adding value-enhancing businesses and expanding our footprint in high growth regions around the world.  Significant market opportunities are developing as the cost of energy continues to reach new heights, environmental consciousness gains widespread adoption and new energy efficiency legislation comes into effect.  Our ability to supply substantial solutions to address these market opportunities will be a significant catalyst for our Company’s growth for years to come,” commented Henry W. Knueppel, Chairman and CEO.

Knueppel added, “The headwinds and tailwinds in the third quarter are expected to be similar to those faced so far this year. With this in mind, we remain confident in our ability to execute our operational and productivity programs, manage these temporary challenges and deliver record results.  As such, we believe earnings per share to be in the range of $1.06 to $1.13 for the third quarter, including a one-time estimated tax benefit of $.07 per share.”

Regal Beloit will be holding a conference call to discuss second quarter financial results at 1:30 PM CST today.  Interested parties should call 866-394-7807 (domestic) or 706-634-1728 (international), conference ID 57222578.  A replay of the call will be available through August 8 at 800-642-1687 (domestic) or 706-645-9291 (international), access code 57222578.

About REGAL BELOIT CORPORATION:
Regal Beloit Corporation is a leading manufacturer and marketer of branded mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

Regal Beloit Corporation
News Release

CAUTIONARY STATEMENT

This Quarterly Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

·
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

·	unanticipated fluctuations in commodity prices and raw material costs;
·	cyclical downturns affecting the global market for capital goods;
·	unexpected issues and costs arising from the integration of acquired companies and businesses;
·	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
·	the impact of capital market transactions that we may effect;
·	the availability and effectiveness of our information technology systems;
·	unanticipated costs associated with litigation matters;
·	actions taken by our competitors;
·	difficulties in staffing and managing foreign operations; and
·
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 27, 2008 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this news release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 27, 2008.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net Sales	$606,316	$459,795	$1,142,659	$878,441

Cost of Sales	475,139	355,919	889,383	677,338

Gross Profit	131,177	103,876	253,276	201,103

Operating Expenses	63,683	43,821	128,170	93,717

Income From Operations	67,494	60,055	125,106	107,386

Interest Expense	7,127	4,425	14,346	9,491

Interest Income	531	241	915	330

Income Before Taxes & Minority Interest	60,898	55,871	111,675	98,225

Provision For Income Taxes	21,553	18,973	39,565	33,663

Income Before Minority Interest	39,345	36,898	72,110	64,562

Minority Interest in Income, Net of Tax	1,269	645	1,867	1,496

Net Income	$38,076	$36,253	$70,243	$63,066

Earnings Per Share of Common Stock:

Basic	$1.21	$1.15	$2.24	$2.02

Assuming Dilution	$1.14	$1.06	$2.11	$1.86

Cash Dividends Declared	$0.16	$0.15	$0.31	$0.29

Weighted Average Number of Shares Outstanding:

Basic	31,305,715	31,546,970	31,311,296	31,180,641
Assuming Dilution	33,525,725	34,177,529	33,321,379	33,862,524

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

	(Unaudited)
	June, 28, 2008	December 29, 2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$87,710	$42,574
Receivables and Other Current Assets	470,014	367,717
Inventories	308,462	318,200
Total Current Assets	866,186	728,491

Net Property, Plant and Equipment	376,145	339,343

Other Noncurrent Assets	775,986	794,413
Total Assets	$2,018,317	$1,862,247

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts Payable	$242,339	$183,215
Other Current Liabilities	152,201	128,705
Long-Term Debt	541,131	558,918
Deferred Income Taxes	80,643	75,055
Other Noncurrent Liabilities	63,894	47,783
Minority Interest in Consolidated Subsidiaries	13,151	10,542
Shareholders’ Investment	924,958	858,029
Total Liabilities and Shareholders’ Investment	$2,018,317	$1,862,247

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ending		Six Months Ending		Three Months Ending		Six Months Ending
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net Sales	$57,420	$57,064	$112,534	$111,658	$548,896	$402,731	$1,030,125	$766,783
Income from Operations	$7,980	$9,793	$16,046	$16,674	$59,514	$50,262	$109,060	$90,712

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands of Dollars

	(Unaudited)
	Six Months Ended
	June 28, 2008	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$70,243	$63,066
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	30,211	20,367
Minority interest	1,867	1,496
Excess tax benefit from stock-based compensation	(1,333)	(6,590)
Loss on sale of assets, net	70	51
Stock-based compensation expense	1,961	1,871
Change in assets and liabilities, net	13,266	19,849
Net cash provided by operating activities	116,285	100,110

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(28,134)	(17,863)
Business acquisitions, net of cash acquired	(15,805)	(2,425)
Sale of property, plant and equipment	1,149	-
Net cash used in investing activities	(42,790)	(20,288)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) proceeds from short-term borrowing	(92)	8,200
Payments of long-term debt	(233)	(278)
Net repayments under revolving credit facility	(182,700)	(31,600)
Net repayments of commercial paper borrowings	-	(39,350)
Net proceeds from long-term borrowings	165,000	-
Dividends paid to shareholders	(9,392)	(8,709)
Purchases of treasury stock	(4,191)	-
Proceeds from the exercise of stock options	1,739	1,403
Excess tax benefits from stock-based compensation	1,333	6,590
Distributions to minority partners	-	(106)
Financing feeds paid	(418)	(551)
Net cash used in financing activities	(28,954)	(64,401)

EFFECT OF EXCHANGE RATES ON CASH	595	1,195

Net increase in cash and cash equivalents	45,136	16,616
Cash and cash equivalents at beginning of period	42,574	36,520
Cash and cash equivalents at end of period	$87,710	$53,136